Exhibit 3.5

            CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RELATIVE
                       OPTIONAL OR OTHER SPECIAL RIGHTS OF
                       PREFERRED STOCK AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                      OLYMPIC CASCADE FINANCIAL CORPORATION

                                 Pursuant to the
               General Corporation Law of the State of Delaware

      Olympic Cascade Financial Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article A of its Certificate of Incorporation, its Board of Directors ("Board") adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as Series B Convertible Preferred Stock:

      WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of shares known as Preferred Stock, par value $0.01 per share, to be issuable from time to time in one or more series;

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, the Board hereby creates a series of the class of authorized Preferred Stock of the Corporation, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

      (A) Designation of Series. The Corporation shall have a series of Preferred Stock designated as "Series B Preferred Stock" (the "Series B Preferred Stock").

      (B) Designation of Number of Shares in Series. The number of shares constituting the Series B Preferred Stock shall be 20,000.

      (C) Fixing the Rights, Preferences, Privileges and Restrictions. The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series B Preferred Stock:

1.    Rank.

      The Series B Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.02 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu, in all respects, to the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred") and with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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2.    Dividends.

            (a) The holders of the Series B Preferred Stock shall be entitled to receive dividends with respect to each share of Series B Preferred Stock at the annual rate of 10% of the Initial Series B Preferred Stock Price (as hereinafter defined), payable out of any assets or funds legally available therefor. Such dividends shall be cumulative and shall accrue, whether or not declared by the Board of Directors, and shall be paid quarterly in arrears on the first day of January, April, July and October in each year. Accrued but unpaid dividends will be paid upon conversion or redemption of the Series B Preferred Stock.

            (b) In no event, so long as any Series B Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting together as a class.

3. Liquidation Preference.

      In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) The holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Pari Passu Securities, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to $100 (the "Initial Series B Preferred Stock Price") for each share of Series B Preferred Stock then held by them and, in addition, an amount equal to all cumulated and unpaid dividends on the Series B Preferred Stock. If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series B Preferred Stock and the Pari Passu Securities shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and the Pari Passu Securities in proportion to the preferential amount each such holder is otherwise entitled to receive.

            (b) After setting apart or paying in full the preferential amounts due pursuant to Section 3(a) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Series B Preferred Stock, the Series A Preferred Stock and Common Stock on a pro rata basis, based on the number of shares of Common Stock then held by each holder on an as-converted basis.

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            (c) A consolidation or merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of; or an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of shares of Common Stock of this Corporation (each, a "Liquidity Event"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

            (d) Notwithstanding any other provision of this Section 3, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series B Preferred Stock shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Series B Preferred Stock.

            (e) In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holder of shares of Series B Preferred Stock, the Series A Preferred Stock and Common Stock shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                  (i) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

                  (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                  (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

                  The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i),
(ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least a majority of the outstanding Series B Preferred Stock shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 3(e), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

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4.    Voting Rights.

       Except as otherwise required by law or as set forth herein, the holder of each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of the Series B Preferred Stock could be converted at the record date for determination on of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

5.    Conversion.

      The holders of the Series B Preferred Stock have conversion rights as follows (the "Conversion Rights"):

            (a)   Conversion.

                  (i) Optional Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof ("Optional Conversion"), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series B Preferred Stock by dividing the Initial Series B Preferred Stock Price by the Series B Conversion Price (as hereinafter defined) in effect at the time of the conversion.

                  (ii) Corporation Mandated Conversion. Commencing January 11, 2007, each share of Series B Preferred Stock shall be convertible, at the option of the Corporation ("Corporation Mandated Conversion"), into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series B Preferred Stock by dividing the Initial Series B Preferred Stock Price by the Series B Conversion Price in effect at the time of the conversion, provided that such conversion shall only occur if (A) (x) the closing price of the Common Stock on the principal exchange or market on which it is then traded has equaled or exceeded $1.80 per share for the 30 consecutive trading days immediately prior to the date of conversion and the average daily volume during such 30 day trading period exceeds 10,000 shares; or (y) the closing price of the Common Stock on the principal exchange or market on which it is then traded has equaled or exceeded $3.00 per share for the 30 consecutive trading days immediately prior to the date of conversion irrespective of any average daily trading volume, and (B) all of the shares of Common Stock into which the shares of Series B Preferred Stock are convertible are then covered by an effective registration statement filed under the Securities Act of 1933, as amended, permitting the resale of such shares of Common Stock without restrictions. The Corporation shall provide written notice of the Corporation Mandated Conversion within five (5) business days following the satisfaction of any of the foregoing conditions ("Corporation Mandated Conversion Notice") by mailing, by first class mail, postage prepaid, a copy of such notice to all of the holders of record of Series B Preferred Stock at their respective addresses appearing on the books or transfer records of the Corporation. The Corporation Mandated Conversion Notice shall include the effective date of the Corporation Mandated Conversion ("Corporation Mandated Conversion Date"), along with instructions on surrendering original share certificates for the Series B Preferred Stock for conversion.

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                  (iii) Series B Conversion Price. The price at which shares of
Common Stock shall be deliverable upon conversion of the Series B Preferred Stock pursuant to an Optional Conversion or Corporation Mandated Conversion (the "Series B Conversion Price") shall initially be $0.75 per share of Common Stock. Such Series B Conversion Price shall be subject to adjustment as hereinafter provided.

            (b)   Mechanics of Conversion.

                  (i) Optional Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same pursuant to Section 5(a)(i) into full shares of Common Stock and to receive certificates therefore, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (ii) Corporation Mandated Conversion. In the event of a Corporation Mandated Conversion pursuant to Section 5(a)(ii), the outstanding shares of Series B Preferred Stock shall be converted into Common Stock as of the Corporation Mandated Conversion Date automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Corporation Mandated Conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided in Section 5(b)(i), or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Such conversion shall be deemed to have been made on the Corporation Mandated Conversion Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. As soon as practicable after the Corporation Mandated Conversion Date and the surrender of the certificate or certificates for Series B Preferred Stock, the Corporation shall issue and deliver at the office of the Corporation or of any transfer agent for the Series B Preferred Stock to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

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                  (iii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective respective Series B Conversion Price.

            (c) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.    Adjustments to Conversion Price.

            (a) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

            (b) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this
Section 6 with respect to the rights of the holders of the Series B Preferred Stock.

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            (c) Adjustments for Reclassification, Exchange and Substitution. If
the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

            (d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

            (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

7.    Protective Provisions.

      So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, take any action that:

            (a) alters the rights, preferences or privileges of the Series B Preferred Stock;

            (b) creates any new class or series of shares that has a preference over or is on a parity with the Series B Preferred Stock with respect to voting rights, dividends or liquidation preferences; or

            (c) reclassifies stock into shares having a preference over or on a parity with the Series B Preferred Stock with respect to voting, dividends or liquidation preferences.

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8.    Redemption.

      The shares of Series B Preferred Stock shall not be redeemable, except as set forth in this Section 8.

                  (a) Each holder of Series B Preferred Stock, upon written notice (the "Redemption Notice") sent to the Corporation within thirty days following its receipt of written notice of the death of Mark Goldwasser, by certified mail, return receipt requested, addressed to the Corporation, 120 Broadway, 27th Floor, New York, New York 10271, Attn: CFO, shall have the right to require the Corporation to repurchase all but not less than all of the Series B Preferred Stock held by such holder at the Initial Series B Preferred Stock Price plus accrued and unpaid dividends thereon (adjusted for stock splits, subdivisions, combinations and similar transactions with respect to the Series B Preferred Stock); provided, however, that the Corporation shall not be required to repurchase Series B Preferred Stock if such repurchase would violate any applicable law. The purchase price for such shares shall be payable by the Corporation, without interest, in one installment, to be made no later then 120 days from the date of the Corporation's receipt of the Redemption Notice (the date of such payment being referred to herein as the "Payment Date"); provided that no payment need be made prior to such time as a certificate or certificates evidencing the shares repurchased or an affidavit of loss with respect thereto is surrendered to the Corporation in accordance with the procedures set forth in
Section 8(b). The Redemption Notice shall specify (i) the number of shares of Series B Preferred Stock held by such holder, and (ii) the address to which such holder wishes the check for payment of the purchase price for such shares redeemed to be sent.

                  (b) Upon making the election pursuant to Section 8(a), each holder of Series B Preferred Stock making such election shall surrender the certificate or certificates representing its Series B Preferred Stock, duly assigned or endorsed for transfer to the Corporation (with, if requested by the Corporation, a signature guarantee from a bank or brokerage company reasonably satisfactory to the Corporation), at the principal executive office of the Corporation, or shall deliver an affidavit of loss with respect to such certificates in form reasonably acceptable to the Corporation. The redemption of Series B Preferred Stock pursuant to Section 8(a) hereof shall be effective as of the Payment Date with respect to such shares, and thereafter such shares shall be treated for all purposes as not being outstanding.


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      Each of the undersigned declares under penalty of perjury under the laws of the State of Delaware that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

Dated: January 11, 2006


/s/ Mark Goldwasser
-------------------
Mark Goldwasser
President

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